Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 15, 2026, with respect to the consolidated financial statements of The9 Limited (the “Group”) as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, which report is included in the Annual Report on Form 20-F of the Group for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY

April 15, 2026